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                                                                    EXHIBIT 99.2


RICHARD BECK                                   CATHY KAWAKAMI
SENIOR VICE PRESIDENT, CFO                     DIRECTOR OF INVESTOR RELATIONS
ADVANCED ENERGY INDUSTRIES, INC.               ADVANCED ENERGY INDUSTRIES, INC.
970-407-6204                                   970-407-6732
dick.beck@aei.com                              cathy.kawakami@aei.com

FOR IMMEDIATE RELEASE

     ADVANCED ENERGY ANNOUNCES $100 MILLION PRIVATE OFFERING OF CONVERTIBLE
                               SUBORDINATED NOTES

FORT COLLINS, COLORADO (AUGUST 22, 2001)-Advanced Energy (Nasdaq: AEIS) today announced the private placement of $100 million of 5 percent Convertible Subordinated Notes due 2006 through a Rule 144A offering to qualified institutional buyers. These Notes are convertible into Advanced Energy common stock at a conversion ratio of 33.5289 shares per $1,000 principal amount of notes, subject to adjustment in certain circumstances.

The net proceeds of this issuance will be used for general corporate purposes, which may include acquisitions. The Convertible Subordinated Notes will not be registered under the Securities Act. Unless and until so registered, the Convertible Subordinated Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Convertible Subordinated Notes, nor shall there be any sale of the Convertible Subordinated Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

SAFE HARBOR STATEMENT

This press release contains certain forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: fluctuations in quarterly and annual revenues and operating results, Advanced Energy's ongoing ability to develop new products in a highly competitive industry characterized by increasingly rapid technological changes, the volatility and cyclicality





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of the semiconductor and semiconductor capital equipment industries and other risks described in Advanced Energy's 10-K, Forms 10-Q and other reports and statements, as filed with the Securities and Exchange Commission. The company assumes no obligation to update the information in this press release.


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